EXHIBIT 99.1

Shenandoah Telecommunications Company Names Michael A. Rhymes to Board of Directors

EDINBURG, Va., July 31, 2024 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (Shentel) (NASDAQ:SHEN) announced the appointment of Michael A. Rhymes to its board of directors and to its Audit Committee on July 30, 2024.

Mr. Rhymes is the Chief Information Officer at Entergy (NYSE: ETR), which he joined in 2021. He is responsible for all of Entergy’s information technology systems, with a focus on delivering high value and innovative IT solutions via reliable, cost-effective and secure IT services. Prior to joining Entergy, Mr. Rhymes was the Chief Information Officer at Gates Corporation where he developed the global information technology strategy and built the global IT organization required to implement and support the strategy. Before Gates, Mr. Rhymes held leadership positions at Eaton, Cooper Industries, Ernst & Young and Anderson Consulting (now known as Accenture).

Mr. Rhymes received both a Bachelor of Science in Economics and a Master of Business Administration from Texas A&M University.

“We are delighted to have Michael join our board of directors,” said Christopher E. French, Chairman and CEO of Shentel. “We are very fortunate to have the benefit of Michael’s extensive experience in strategic planning, large-scale business transformation and organizational development, as well an in-depth understanding of a wide spectrum of relevant technology and cyber security issues in a highly regulated industry. We look forward to his contributions to Shenandoah Telecommunications Company as a director and member of our audit committee.”

About Shenandoah Telecommunications Company

Shenandoah Telecommunications Company (Shentel) provides residential and commercial broadband services through its high speed, state-of-the-art fiber optic and cable networks to customers in seven contiguous states in the eastern United States. The Company’s services include: broadband internet, video, voice, high-speed Ethernet, dark fiber leasing, and managed network services. The Company owns an extensive regional network with approximately 15,600 route miles of fiber. For more information, please visit www.shentel.com.

CONTACT:

Shenandoah Telecommunications Company
Heather K. Tormey
Vice President, Chief Human Resources Officer
540-984-5203